Exhibit 99.1

General Moly Announces Results of Annual Meeting

LAKEWOOD, COLORADO, July 20, 2020 – General Moly, Inc. (the “Company”) (NYSE American and TSX: GMO), the only western exchange listed, pure-play molybdenum mineral development company, announced that it received stockholder approval for all proposals submitted to stockholders at the resumption its Annual Meeting of Stockholders held on July 17, 2020, in Lakewood, Colorado, following the adjournment of the Annual Meeting of Stockholders on June 19, 2020.

The adjournment of the June 19th meeting was to allow the Company the opportunity to solicit additional proxies for Proposal #3 to the stockholders concerning the recommended approval of an amendment to the Company’s certificate of incorporation providing the Board of Directors the flexibility to effect a reverse stock split of the Company’s common stock. This proxy proposal had been prompted by the notices of deficiency by the NYSE American LLC in September 2019 and March 2020, as the General Moly stock had traded for a low price for an extended period of time. Following the approval of Proposal #3, the Company will work with the NYSE American to complete any compliance requirements with the stock exchange's continued listing standards.

Stockholders re-elected Gary A. Loving and Gregory P. Raih to the Board of Directors to each serve for a term of three years. In addition, at the Annual Meeting of Stockholders, stockholders approved the Company’s executive compensation structure through an advisory vote; and ratified the selection of Plante & Moran PLLC as the Company's independent registered public accounting firm for 2020.

Voting results on all matters voted on at the Annual Meeting of Stockholders will be filed on www.sedar.com.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, previously known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest-grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:
Scott Roswell
(303) 928-8591

info@generalmoly.com
Website: www.generalmoly.com